Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 7th day of December 2021, by and between Cepton Technologies, Inc., a Delaware corporation (the “Company”), and Liqun Han (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.

B. This Agreement shall be effective upon the date of the closing of the transactions contemplated by the Business Combination Agreement, dated August 4, 2021, by and between the Company, Growth Capital Acquisition Corp., a Delaware corporation (“GCAC”), and GCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of GCAC (the “Effective Date”), and shall govern the employment relationship between the Executive and the Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to such relationship (including, without limitation, the offer letter by and between the Company and the Executive dated September 6, 2016 (the “Prior Employment Agreement”)).

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. Retention and Duties.

1.1	Retention. The Company does hereby hire, engage and employ the Executive on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement. Certain capitalized terms used herein are defined in Section 5.5 of this Agreement.

1.2	Duties. During the time the Executive is employed with the Company (the “Period of Employment”), the Executive shall serve the Company as its Senior Vice President of Operations and shall have the powers, authorities, duties and obligations of management usually vested in the office of the chief technology officer of a company of a similar size and similar nature of the Company, and such other powers, authorities, duties and obligations commensurate with such positions as the Company’s Board of Directors (the “Board”) or Chief Executive Officer may assign from time to time, all subject to the directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report to the Company’s Chief Executive Officer.

1.3	No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the prior written approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which he may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in direct or indirect competition with any business of the Company or any of its Affiliates, successors or assigns.

1.4	No Breach of Contract. The Executive hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; (iii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iv) the Executive is not bound by any employment, consulting, non-compete, non-solicitation, confidentiality, trade secret or similar agreement (other than this Agreement and the Confidentiality Agreement) with any other Person; (v) to the extent the Executive has any confidential or similar information that he is not free to disclose to the Company, he will not disclose such information to the extent such disclosure would violate applicable law or any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; and (vi) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5	Location. The Executive’s principal place of employment shall be the Company’s principal executive office as it may be located from time to time. The Executive agrees that he will be regularly present at that office. The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company.

2.	At-Will Employment. The Executive and the Company acknowledge and agree that, notwithstanding any other provision of this Agreement, the Executive’s employment with the Company is for an unspecified duration and constitutes “at-will” employment, meaning that either the Executive or the Company may terminate the Executive’s employment at any time and for any reason, with or without cause (subject to the notice requirements set forth in Section 5).

3. Compensation.

3.1	Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time but not less frequently than in monthly installments. The Executive’s Base Salary shall be at an annualized rate of Two Hundred Eighty Thousand Dollars ($280,000). The Board (or a committee thereof) may, in its sole discretion, increase (but not decrease) the Executive’s rate of Base Salary.

3.2	Discretionary Incentive Bonus. Commencing with fiscal year 2021, the Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”). The Executive’s Incentive Bonus amount for a particular fiscal year shall be determined by the Board (or a committee thereof) in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Board (or a committee thereof) or such other factors it may consider relevant in the circumstances. Notwithstanding the foregoing and except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company at the time the Company pays incentive bonuses to employees generally with respect to a particular fiscal year in order to earn and be eligible for an Incentive Bonus for that year (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any Incentive Bonus with respect to the fiscal year).

4. Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

4.3	Vacation and Other Leave. During the Period of Employment, the Executive’s annual rate of vacation accrual shall be ten (10) days per year, with such vacation to accrue and be subject to the Company’s vacation policies in effect from time to time, including any policy which may limit vacation accruals and/or limit the amount of accrued but unused vacation to carry over from year to year. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

5. Termination.

5.1	Termination by the Company. The Executive’s employment by the Company may be terminated at any time by the Company: (i) with Cause, or (ii) with no less than thirty (30) days advance written notice to the Executive (such notice to be delivered in accordance with Section 17), without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability.

5.2	Termination by the Executive. The Executive’s employment by the Company may be terminated by the Executive with no less than thirty (30) days advance written notice to the Company (such notice to be delivered in accordance with Section 17); provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination.

5.3	Benefits upon Termination. If the Executive’s employment by the Company is terminated for any reason by the Company or by the Executive (the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a) The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations;

(b) If the Executive’s employment with the Company terminates as a result of a termination by the Company without Cause (other than due to the Executive’s death or Disability) or a resignation by the Executive for Good Reason, the Executive shall be entitled to the following benefits:

(i) The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to one (1.0) times the Executive’s Base Salary at the annual rate in effect on the Severance Date. The amount determined pursuant to the preceding sentence is referred to hereinafter as the “Severance Benefit.” Subject to Section 20(b), the Company shall pay the Severance Benefit to the Executive in equal monthly installments (rounded down to the nearest whole cent) over a period of twelve (12) consecutive months, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service and to include each such installment that was otherwise (but for such 60-day delay) scheduled to be paid following the Executive’s Separation from Service and prior to the date of such payment. Notwithstanding the foregoing, however, if the Severance Date occurs in connection with or within eighteen (18) months after a Change in Control Event, the Severance Benefit shall be one (1.0) times the sum of the Executive’s Base Salary at the annual rate in effect on the Severance Date and the Applicable Bonus Amount, and the Severance Benefit shall be payable to the Executive in a lump sum on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service. For these purposes, the “Applicable Bonus Amount” shall equal the Executive’s target Incentive Bonus (as established by the Board or a committee thereof) for the Company’s fiscal year in which the Severance Date occurs, provided that if no such target Incentive Bonus has been established for that fiscal year, the Applicable Bonus Amount shall be the Executive’s target Incentive Bonus (as established by the Board or a committee thereof) for the Company’s fiscal year immediately preceding the fiscal year in which the Severance Date occurs (and if no such target Incentive Bonus was established for either such fiscal year, shall be the amount of the annual Incentive Bonus actually paid to the Executive, if any, for the immediately preceding fiscal year).

(ii) The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 20(b), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the twelfth (12th) month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place. The Company’s obligations pursuant to this Section 5.3(b)(ii) are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences.

(iii) The Company shall promptly pay to the Executive any Incentive Bonus that would otherwise be paid to the Executive had the Executive’s employment with the Company not terminated with respect to any fiscal year that ended before the Severance Date, to the extent not theretofore paid.

(iv) As to each then-outstanding stock option and other equity-based award granted by the Company to the Executive that vests based solely on the Executive’s continued service with the Company, the Executive shall vest as of the Severance Date in any portion of such award in which the Executive would have vested thereunder if the Executive’s employment with the Company had continued for twelve (12) months after the Severance Date (and any portion of such award that is not vested after giving effect to this acceleration provision shall terminate on the Severance Date). As to each outstanding stock option or other equity-based award granted by the Company to the Executive that is subject to performance-based vesting requirements, the vesting of such award will continue to be governed by its terms, provided that for purposes of any service-based vesting requirement under such award, the Executive’s employment with the Company will be deemed to have continued for twelve (12) months after the Severance Date. Notwithstanding the foregoing, if the Severance Date occurs in connection with or within eighteen (18) months after a Change in Control Event, (i) each stock option and other equity-based award granted by the Company to the Executive that vests based solely on the Executive’s continued service with the Company, to the extent then outstanding and unvested, shall be fully vested as of the Severance Date, and (ii) any service-based vesting requirement under each outstanding stock option or other equity-based award granted by the Company to the Executive that is subject to performance-based vesting requirements shall be deemed satisfied in full as of the Severance Date.

(c) If the Executive’s employment with the Company terminates as a result of the Executive’s death or Disability, the Company shall pay the Executive (or the Executive’s estate) any Incentive Bonus with respect to any fiscal year that ended before the Severance Date (to the extent not theretofore paid) that would otherwise be paid to the Executive had the Executive’s employment with the Company not terminated (such payment to be made at the same time annual bonuses for the applicable fiscal year are paid to the Company’s executives generally).

(d) Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under the Confidentiality Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or any remaining unpaid amount contemplated by Section 5.3(b)(iii) or 5.3(b)(iv), or to any continued Company-paid or reimbursed coverage pursuant to Section 5.3(b)(ii); provided that, if the Executive provides the Release contemplated by Section 5.4, in no event shall the Executive be entitled to benefits pursuant to Section 5.3(b) of less than $5,000 (or the amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s Release contemplated by Section 5.4.

(e) The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due to terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue health coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4	Release; Exclusive Remedy; Leave.

(a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall provide the Company with a valid, executed general release agreement in substantially the form attached hereto as Exhibit A (with such changes as the Company may reasonably make to such form consistent with the purposes and intent of such form and to help ensure its enforceability in light of any changes in applicable law, rules or regulations) (the “Release”), and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide the final form of Release to the Executive not later than seven (7) days following the Severance Date, and the Executive shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provides the form of Release to the Executive.

(b) The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation, and to remove himself as a signatory on any accounts maintained by the Company or any of its Affiliates (or any of their respective benefit plans).

(c) In the event that the Company provides the Executive notice of termination without Cause pursuant to Section 5.1 or the Executive provides the Company notice of termination pursuant to Section 5.2, the Company will have the option to place the Executive on paid administrative leave during the notice period.

5.5	Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b) As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(c) As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred:

(i) the Executive is convicted of, pled guilty or pled nolo contendere to a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii) the Executive has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of his duties hereunder;

(iii) the Executive willfully fails to perform or uphold his duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board; or

(iv) a material breach by the Executive of the Confidentiality Agreement (as defined below) or any other contract he is a party to with the Company or any of its Affiliates or any written employment policy of the Company;

provided, however, that any condition or conditions, as applicable, referenced in clause (iii) or clause (iv) above shall not (if a cure is reasonably possible in the circumstances) constitute Cause unless both (x) the Company provides written notice to the Executive of such condition(s) claimed to constitute Cause (such notice to be delivered in accordance with Section 17), and (y) the Executive fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof. For purposes of the foregoing definition of Cause, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(d) As used herein, “Change in Control Event” shall mean

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph (i), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (iii)(1), (2) and (3) below;

(ii)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”), a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control Event under clause (iii) above.

(e) As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(f) As used herein, “Good Reason” shall mean the occurrence (without the Executive’s consent) of any one or more of the following conditions:

(i) a material diminution in the Executive’s rate of Base Salary;

(ii) a material diminution in the Executive’s authority, duties, or responsibilities;

(iii) a material change in the geographic location of the Executive’s principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that is not more than thirty-five (35) miles from the current location of the Company’s executive offices or a relocation that does not increase the Executive’s commute time from his personal residence constitute a “material change”); or

(iv) a material breach by the Company of this Agreement;

provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 17), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.

(g) As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(h) As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6.	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 17 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

6.	Confidentiality Agreement. The Executive hereby acknowledges that he is party to a Proprietary Information and Inventions Assignment Agreement with the Company, dated September 6, 2016 (the “Confidentiality Agreement”), and affirms that such agreement continues in effect and that he remains subject to continuing obligations to the Company thereunder. In the event any terms of this Agreement and the Confidentiality Agreement conflict, this Agreement shall prevail.

7.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Except for such withholding rights, the Executive is solely responsible for any and all tax liability that may arise with respect to the compensation provided under or pursuant to this Agreement.

8.	Successors and Assigns.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.	Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of California, without giving effect to any choice of law or conflicting provision or rule (whether of the state of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of California to be applied. In furtherance of the foregoing, the internal law of the state of California will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

12.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or determined by an arbitrator pursuant to Section 16 to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.	Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope and supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, the Prior Employment Agreement). Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. The Confidentiality Agreement is outside the scope of the preceding provisions of this Section 13 and continues in effect.

14.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.	Arbitration.

16.1	Arbitration. In consideration of the Company’s promise to arbitrate all employment-related disputes against the Executive, the Executive agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, stockholder, affiliate or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to or resulting from the Executive’s employment with the Company or the termination of the Executive’s employment with the Company, including any breach of this Agreement or the Confidentiality Agreement, shall be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 128.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, include, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americas with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any other statutory claims. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with the Executive.

16.2	Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that the Executive shall pay the first $200.00 of any filing fees associated with any arbitration initiated by the Executive. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner constituent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence. Executive agrees that the decision of the arbitrator shall be in writing. There is no right or authority for any claims subject to this arbitration provision to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated. Such claims are prohibited. Nonetheless, claims brought by or against either the Company or Executive by similarly situated parties, that are based upon a common set of factual allegations, will be consolidated by the AAA for the purposes of arbitration, before one arbitrator, unless otherwise agreed to in writing by all parties, or determined to be unjust or unmanageable by the arbitrator.

16.3.	Remedy. Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between the parties. Accordingly, except as provided for by the Rules and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

16.4.	Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement, the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information , non-solicitation or Labor Code § 2870. Executive understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

16.5.	Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this agreement to arbitrate voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this agreement to arbitrate and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this agreement to arbitrate and fully understands it, including that Executive is waiving Executive’s right to a jury trial. Executive agrees that Executive has been provided an opportunity to seek the advice of any attorney of Executive’s choice before signing this agreement to arbitrate. Executive agrees that this agreement to arbitrate is a consensual between Executive and the Company and is mutually beneficial for Executive and the Company.

17.	Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

Cepton Technologies, Inc.
2880 North First Street
San Jose, CA 95134
Attention: Chief Legal Officer

with a copy to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025-7019
Attn: Paul Sieben
psieben@omm.com

if to the Executive, to the address most recently on file in the payroll records of the Company.

18.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

19.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

20.	Section 409A.

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. Any installment payments provided for in this Agreement shall be treated as a series of separate payments for purposes of Code Section 409A.

(b) If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) or (c) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 20(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 20(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c) To the extent that any benefits pursuant to Section 5.3(b)(ii) or reimbursements pursuant to Section 4.2 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first set forth above.

“COMPANY”
Cepton Technologies, Inc.,
a Delaware corporation

By:	/s/ Jun Pei
Name:	Jun Pei
Title:	Chief Executive Officer

“EXECUTIVE”
/s/ Liqun Han
Liqun Han

EXHIBIT A

FORM OF GENERAL RELEASE AGREEMENT

1. Release. [__________] (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Cepton Technologies, Inc. (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1964 and 1991, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Genetic Information Nondiscrimination Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Families First Coronavirus Response Act, the California Fair Employment and Housing Act, the California Civil Code, the California Constitution, the California Labor Code, the California Family Rights Act, the California Private Attorney General Act, the California Worker Adjustment and Retraining Notification Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Section 5.3(b) of the Employment Agreement dated as of [__________], 2021 by and between the Company and Executive (the “Employment Agreement”); (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; or (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law, such as claims for unemployment compensation benefits or workers’ compensation. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to federal, state or local leave or disability accommodation laws.

2. Acknowledgement of Payment of Wages. [Except for accrued vacation (which the parties agree totals approximately [____] days of pay) and salary for the current pay period,] Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus, incentive or other wages), and usual benefits through the date of this Agreement, except for any vested benefits pursuant to the Employee Retirement Income Security Act of 1974, as amended under any retirement plan(s) of the Company, to which Executive may be entitled to in the future.

3. Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

(a) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;

(b) He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) He was given a copy of this Agreement on [_________, 202__], and informed that he had [twenty-one (21)] days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such [21]-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have [twenty-one (21)] days to consider this Agreement; and that such [twenty-one (21)] day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such [twenty-one (21)] day period after he received it;

(d) He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention [_____________]), [Insert Address], so that it is received within the seven-day period following execution of this Agreement by Executive.

(e) Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5. No Transferred Claims. Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

6. Return of Property. Executive represents and covenants that he has returned to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates (as defined in the Employment Agreement) that were in Executive’s possession, subject to Executive’s control or held by Executive for others; and (b) all property or equipment that Executive has been issued by the Company or any of its Affiliates during the course of his employment or property or equipment that Executive otherwise possessed, including any keys, credit cards, office or telephone equipment, computers (and any software, power cords, manuals, computer bag and other equipment that was provided to Executive with any such computers), tablets, smartphones, and other devices. Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company or any of its Affiliates. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that has been or is inadvertently directed to Executive following the date of the termination of Executive’s employment.

7. Covenant Not to Sue. A “covenant not to sue” is a legal term which means Executive promises not to file a lawsuit in court or arbitration against the Releasees. It is different form the release of claims contained in the “Release" paragraph above. In addition to waiving and releasing the claims governed by the “Release” paragraph above, Executive covenants and agrees never to sue the Company or any other Releasees based on any claim released by Executive under the “Release” paragraph, except as otherwise provided in the “Release” paragraph.

8.  Confidentiality. Through the course of Executive’s employment, Executive has acquired “Confidential Information” as described in the Confidentiality Agreement (as defined in the Employment Agreement), certain paragraphs of which survive the cessation of Executive’s employment with Company and are incorporated herein by reference. Executive understands and agrees that (i) Executive must keep such “Confidential Information” confidential at all times after Executive’s employment ends, (ii) Executive may not make use of Confidential Information on Executive’s own behalf, or on behalf of any third party, and (iii) Executive will comply with the terms of the Confidentiality Agreement even after his separation from the Company.

9. Future Cooperation. Executive agrees to reasonably cooperate with the Company in connection with any matter or event relating to Executive’s employment or events that occurred during Executive’s employment, including, without limitation, in transitioning Executive’s job duties to other Company employees, the defense or prosecution of any claims or actions not in existence or which may be brought or threatened in the future against the Company and any claims or actions against its past, present or future officers, directors and employees, including after the termination of Executive’s employment. Executive’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available, at reasonable times and after reasonable notice to meet with the Company regarding matters in which Executive was involved; to prepare for any proceeding (including without limitation, depositions, consultations, discovery or trial); to provide affidavits; to assist with any legal proceeding or other inquiry and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. Executive shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection with providing such cooperation under this paragraph. Executive further agrees that should Executive be contacted (directly or indirectly) by any person or entity adverse to the Company, Executive shall promptly notify the Company of such contact in writing.

10. Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a) Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b) Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(c) Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary, except for the “Arbitration” provision below, which shall be governed solely by the Federal Arbitration Act.

(d) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(e) Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f) Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(g) Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Employment Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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Executive acknowledges and agrees that Executive has had at least 21 days to consider this Agreement and has been advised that Executive may consult with an attorney of Executive’s choice before signing this Agreement. Executive acknowledges and agrees that Executive has fully read, understands, and voluntarily enters into this Agreement freely and knowingly. Executive further acknowledges that Executive’s signature below is an agreement to release the Company and the Releasees from any and all claims that can be released as a matter of law. Executive further acknowledges and agrees never to sue the Company or any other Releasees based on any claim released in this Agreement.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“EXECUTIVE”

[Name]

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“COMPANY”
Cepton Technologies, Inc.

By:
[Name]
[Title]